CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of the Sodexho Marriott Services Employee Stock Purchase Plan of our report dated October 8, 1999 relating to the financial statements and financial statement schedules, which appears in the Company's Annual Report on Form 10-K for the year ended September 3, 1999.



/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
Washington, D.C.
June 1, 2000